UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2007

PANGLOBAL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-131531

(Commission File Number)

N/A

(IRS Employer Identification No.)

5080 Soto Street, Suite 200, Los Angeles, CA

(Address of principal executive offices and Zip Code)

604-809-3535

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 15, 2007, we signed a share exchange agreement with Mynk Corporation, a private Nevada company, and the shareholders of Mynk to acquire all 13,000,000 of the issued and outstanding shares of Mynk. For those shares, we agreed to exchange a number of our shares, reimburse loans to shareholders of Mynk and compensate one shareholder of Mynk for expenses incurred on behalf of Mynk. The share exchange will involve us issuing 3,749,995 of our shares for the 13,000,000 shares of Mynk, which is on the basis of 0.2884615 shares of our company for every one share of Mynk. In addition, we will repay $390,000 in shareholder loans through the issuance of 975,000 shares of our common stock. We have also agreed to pay certain other liabilities.

In the share exchange agreement, we also agree to make our best efforts to file with the U.S. Securities and Exchange Commission, within a reasonable time following the closing of the share exchange agreement, a registration statement on Form SB-2 to effect the registration of half of the shares of out common stock that are issued to each shareholder pursuant to the share exchange agreement.

Mynk was incorporated in Nevada in 2006 and is engaged in the design, production and sale of clothing and accessories. It is through Mynk, as our wholly-owned and operating subsidiary, that we intend to begin our operations as a company engaged in the fashion industry. We plan to close this share exchange agreement, exchange the shares and acquire Mynk in March of 2007.

In the Agreement, we agree to conduct a private placement of our shares in order to raise at least $4,000,000 and up to $5,000,000 before the closing of the agreement.

The share exchange agreement with Mynk Corporation is attached as an exhibit to this form.

Item 9.01 Financial Statements and Exhibits.

EXHIBITS

10.1	Share Exchange Agreement between Panglobal Brands Inc. and Mynk corporation, dated February 15, 2007.
10.2	Lease Agreement, dated January 11, 2007.
99.1	Press Release dated February 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANGLOBAL BRANDS INC.

/s/ Jacques Ninio

Stephen Soller, CEO

Date:	February 16, 2007